Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES SECOND QUARTER, 2010 RESULTS

ST. LOUIS, July 23, 2010 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its second quarter, 2010 results and reports a net loss of $3.503 million compared to a net loss of $8.373 million for the second quarter, 2009.  Year-to-date, the net loss totaled $6.002 million compared to a net loss of $8.282 million for the same period last year.  Economic challenges continue to create financial stresses in the commercial real estate markets where the company operates.  As a result, the Company increased its reserve for possible loan losses to $36.2 million, a $3.9 million increase over year-end 2009.  This reserve represents 3.4% of outstanding loans.  The second quarter, 2010 provision for possible loan losses was $9.6 million compared to $14 million for the same period last year.  The reduction in the provision was the primary cause for the improvement in earnings.  In addition, increases of $.834 million in expenses associated with other real estate impacted earnings for the first six months of 2010.

Pre-tax core earnings were $9.5 million for the six months ended June 30, 2010, an increase of $3.4 million, or 55% over the same period ended 2009 (see table).  This measurement of earnings, which allows the Company to evaluate core, pre-tax earnings trends, is a non-GAAP (Generally Accepted Accounting Principles) financial measure that reflects operating income excluding unusual gains or losses, FDIC Special Assessments, loan loss provision expenses and other real estate expenses.

Capital continues to remain strong.  Year over year, the Company strengthened its balance sheet by lowering its loan to deposit ratio, improving the deposit mix, lowering long-term debt and improving shareholder equity to assets, all while building loan loss reserves and maintaining capital above the regulatory minimums for a well-capitalized institution.

The Company achieved cost savings of $1.455 million, or 10.3%, for the first six months of 2010, compared to the same period of 2009.  Cost savings initiatives were implemented in the first quarter, 2009, and have continued thereafter through June 30, 2010.

Net interest income for the second quarter, 2010, was $10.2 million, a 10% increase compared to the prior year’s quarter.  For the six months ended June 30, 2010, net interest income increased $2.7 million, or 15% compared to the same period in 2009.  The growth in net interest income resulted from lower cost deposits, an improved deposit mix and higher loan pricing.  Year over year, the Company also experienced a 27.2% reduction in long-term borrowings.

Total assets as of June 30, 2010 were $1.448 billion.  This represents a 5.8% decrease compared to the same quarter ended 2009 and a like decrease compared to December 31, 2009.  For the twelve month period ended June 30, 2010, loans decreased 12.8% or $156.6 million but compared to year-end December, 2009, decreased $73.9 million or 6.5%, both a result of scheduled amortizations, pay downs and charge-offs.  Management remains focused on improving credit quality.

During the second quarter of 2010, net charge-offs were $6.2 million.  Non-performing loans totaled 8.8% of outstanding loans as of June 30, 2010, compared to 6% at June 30, 2009.  The increase in the provision for loan losses for the six months ended June 2010 was due to additional reserves needed for credits that have been identified by management to have deteriorated.  While significant improvement has occurred over the past twelve months in loans originated in Florida, the Company is experiencing deterioration in loans originated in all other markets.

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 6/30/2010)	$3.9 million	$2.3 million	$6.2 million
Net Charge-offs (quarter ended 6/30/2009)	$3.2 million	$1.0 million	$4.2 million
Non-performing Loans (6/30/2010)	$22.6 million	$71.3 million	$93.9 million
Non-performing Loans (12/31/2009)	$25.4 million	$46.7 million	$72.1 million
Non-performing Loans (6/30/2009)	$52.4 million	$21.1 million	$73.5 million
Non-performing Assets* (6/30/2010)	$42.9 million	$87.3 million	$130.2 million
Non-performing Assets* (12/31/2009)	$44.5 million	$56.7 million	$101.2 million
Non-performing Assets* (6/30/2009)	$59.6 million	$30.2 million	$89.8 million
Outstanding Loans Originated In
Respective Markets	$69 million	$998 million	$1,067 million
     *Included in Non-performing Assets are Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $17.4 million for the quarter ended June 30, 2010.  This represents a 12.5% decrease compared to the same quarter end, 2009; however, non-interest income increased 18.6%, or $.123 million. For the same period, net interest income increased 10% or $.927 million to $10.2 million, the result of improved pricing on loans and reduced interest paid on deposits.

Total deposits for the quarter ended June 30, 2010 were $1.177 billion, a decrease of 2.5% compared to the same quarter ended 2009.  Over 98% of the decrease in deposits occurred in interest bearing deposits.  For the six month period ended June 30, 2010, total deposits declined $89 million, or 7%; however, the primary reduction was in interest bearing wholesale funds, thus lowering the overall cost of deposits.

Allan D. Ivie, IV, President and Chief Executive Officer of Reliance Bancshares, Inc. said, “Although we continue to have asset quality challenges in our real estate portfolio, our banking franchise remains sound as evidenced by the increased core earnings of the company.  At the same time, we are proactively addressing our stressed credits and we are aggressively strengthening our banks.  I am excited to work with the management team to increase and diversify our interest income, widen our net interest margin and grow our fee income.  I am also excited to have joined Reliance in late June and along with the Board of Directors, officers and employees, I am committed to returning to profitability and creating value for our shareholders.”

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Chandler, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area.  The company’s total assets as of June 30, 2010 exceeded $1.4 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(unaudited)

(in thousands)

			December 31,
BALANCE SHEETS	June 30, 2010	June 30, 2009	2009
ASSETS
Cash and due from banks	$12,777	$10,402	$ 11,929
Short-term investments	17,707	648	15,768
Debt and equity investments	263,575	238,869	284,120
Loans	1,066,862	1,223,415	1,140,797
Less reserve for loan losses	(36,163)	(24,045)	(32,222)

Net loans	1,030,699	1,199,370	1,108,575

Premises and equipment, net	41,157	43,252	42,211
Goodwill and identifiable intangible assets	1,278	1,294	1,286
Other real estate owned	36,320	16,341	29,086
Other assets	44,362	27,518	43,733

Total assets	$1,447,875	$1,537,694	$1,536,708

LIABILITIES & EQUITY
Noninterest bearing deposits	63,684	64,230	71,830
Interest bearing deposits	1,113,424	1,143,341	1,194,231

Total deposits	1,177,108	1,207,571	1,266,061
Short-term borrowings	18,893	15,675	12,697
Long-term FHLB borrowings	99,000	136,000	104,000
Other liabilities	6,085	6,604	4,281

Total liabilities	1,301,086	1,365,850	1,387,039
Stockholders’ equity	146,789	171,844	149,669

Total liabilities & equity	$1,447,875	$1,537,694	$1,536,708

	For the Six	For the Six	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	30-Jun-10	30-Jun-09	30-Jun-10	30-Jun-09

Total interest income	$ 34,265	$ 39,260	$ 16,656	$ 19,276
Total interest expense	13,236	20,968	6,446	9,993
Net interest income	21,029	18,292	10,210	9,283

Provision for loan losses	17,320	16,250	9,628	14,000
Net after provision	3,709	2,042	582	(4,717)

NONINTEREST INCOME
Service charges on deposits	460	449	236	241
Gain (loss) sale of securities	266	-	201	-
Other income	714	749	349	422
Total noninterest income	1,440	1,198	786	663

NONINTEREST EXPENSE
Salaries and benefits	6,489	7,316	3,224	3,435
Other real estate expense	2,596	1,762	1,222	1,453
Occupancy and equipment	2,161	2,212	1,074	1,086
FDIC assessment	1,539	1,661	754	1,157
Data processing	810	994	377	520
Advertising	36	176	17	28
Other	1,687	1,818	896	1,019
Total noninterest expense	15,318	15,939	7,564	8,698

Loss before taxes	(10,169)	(12,699)	(6,196)	(12,752)
Income taxes	(4,167)	(4,417)	(2,693)	(4,379)

Net loss	$(6,002)	$(8,282)	$ (3,503)	$ (8,373)

PRE-TAX CORE EARNINGS
	For the Six	For the Six	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
	30-Jun-10	30-Jun-09	30-Jun-10	30-Jun-09

Loss before taxes	$(10,169)	$(12,699)	$ (6,196)	$(12,752)
Other real estate expense	2,596	1,762	1,222	1,453
Gains on sales and writedown of securities	(208)	146	(143)	146
FDIC special assessment	-	694	-	694
Provision for losses	17,320	16,250	9,628	14,000
Pre-tax core earnings	$ 9,539	$ 6,153	$ 4,511	$ 3,541